EXHIBIT 99.1


  On2 Technologies Signs Purchase and License Agreement with Wildform for Flix
                           Flash Encoding Technology

      Deal is Part of On2's Planned Expansion Into Encoding Software and Flash Video Market

LOS ANGELES and NEW YORK (5 April 2005) - On2 Technologies, Inc., The Duck Corporation, and Wildform, Inc. today announced that they have entered into a purchase and license agreement regarding Wildform's Flix(TM) Flash video encoder technology. Flix is the industry leading Flash video encoding software.

The Flix products enable media design professionals as well as everyday users to encode video, audio and image files into Flash, the most popular media format on the web. With Flix, users can easily edit, encode and publish Flash video in minutes. Most importantly, since the Macromedia(R) Flash(R) player is installed on nearly every PC in the world, Flix-encoded video provides seamless playback without requiring viewers to download additional software.

The deal will give On2 an immediate, significant market share in the rapidly-growing Flash video market. On2 also announced today that Macromedia has licensed On2's video compression technology for integration into its Macromedia Flash family of products.

The Flix deal is part of On2's strategy to expand sales of encoding products for existing platforms that support its decoding technologies, which are installed on millions of PCs. On2's recently-announced arrangement with America Online regarding the marketing of an On2 Video/aacPlus encoding tool for America Online's NSV file format is an additional example of this strategy.

The Flix product line is profitable, and On2 expects it to continue growing as versions of Flash that include On2's decoding technologies come to market. On2 expects the Flix deal to be immediately accretive.

"The Flix deal allows us to expand the best Flash video encoding product in the world," said Douglas A. McIntyre. "We are very excited about the opportunities available to us stemming from Macromedia's license of our video compression technology for integration into its Macromedia Flash family of products. Our planned marketing of the Flix products integrated with our compression technology is one of the more significant of these opportunities."

Wildform CEO, Jonathan Blank, commented, "We are very pleased with the licensing agreement we have entered into with On2. It ensures that Flix customers will have access to the latest and best Flash video codec technology, and we're excited about adding On2's codec to our new product line which is due out in June."

Total consideration for the deal will be approximately $1.2 million in cash. At the closing, the parties will also enter into a support and maintenance agreement pursuant to which Wildform will be paid approximately 280,000 On2 common shares and $160,000 in cash in return for the performance by Wildform of certain software integration, technical support and marketing services. The transaction also includes a license to Wildform of On2's video codec for use in its new product line.

About Wildform (www.wildform.com)
Wildform, based in Los Angeles, California, develops video, animation and presentation software, including the Flix Flash video encoders, the Wild FX title & text animators, the Linx Flash editor, the Wildform Video Library, and a major new line of products due to be released in June. Wildform software has been licensed to many leading technology companies such as Quark, Sony, and eHelp.

About On2 Technologies

On2 Technologies (Amex: ONT) is a leading technology firm at the forefront of video compression. The company revolutionized digital media delivery with the creation of its advanced full-motion, full-screen, TrueMotion(R) VP4/VP5/VP6/VP7 compression and streaming technologies. On2's TrueMotion codecs are used extensively in the video-on-demand, Internet media, videoconferencing, and

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surveillance markets. They operate with On2's own TrueCast Server and Player software, as well as third-party player and server products. On2's software is used by such leading companies as Sony, AOL, BBC, ABC News, NTT, Nullsoft, SeaChange International, China Netcom, NHK, and Nanwang Multimedia. The On2 VP6 video decoder has an installation base of millions through its inclusion in AOL 9 Media Player, Winamp 5, Viewpoint Media Player, and others. On2 licenses its software for use in set-top boxes, consumer electronics devices and wireless applications and offers high-level video encoding, customized technical support, and consulting/integration services. Located in New York City, the company has an office in Clifton Park, NY, and operations in Cambridge, UK. To contact On2 write to sales@on2.com or visit www.on2.com.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to future financial results. These forward-looking statements are subject to the safe harbor provisions of the aforementioned Sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve potential risks and uncertainties including those described in our filings with the SEC, and that the actual results or developments may differ materially from those in the forward-looking statements as a result of various factors. Potential risks and uncertainties include, but are not limited to, general economic conditions, competition in the compression technology industry, and the company's history of operating losses. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise any forward-looking statement.